Quotient Appoints Jeff Williams as Chief Retail Officer and Yuneeb Khan as Chief Operating Officer

Williams, a 20+ Year Retail, CPG and ECommerce Industries Veteran Brings Array of Retailer Relationships and Track Record of Client Success

Khan Will Maintain His Current Responsibilities as Chief Financial Officer and Oversee the Company’s Information Technology and Operations Teams

SALT LAKE CITY—February 28, 2023 -- Quotient Technology Inc. (NYSE: QUOT) (“Quotient” or the “Company”), a leading digital promotions and media technology company, today announced that Jeff Williams has been appointed to the role of Chief Retail Officer effective March 6, 2023.

“We are thrilled to welcome Jeff to our leadership team,” said Quotient Chief Executive Officer, Matt Krepsik. “He has extensive retail and AdTech experience and an impressive track record of developing go-to-market strategies, acquiring new clients, and managing key business relationships to help scale organizations. We believe his expertise will help us strengthen our current retailer relationships and build out our retailer network, as we look to expand the national scale and reach of retailers and their shoppers.”

Mr. Williams has over 20 years of leadership experience in retail, consumer packaged goods (CPG), and eCommerce with expertise in developing go-to-market strategies, opening new retail channels, growing strategic relationships with retailers, and driving client success. Mr. Williams previously served as Chief Commercial Officer at Replenium, an auto-replenishment platform for retailers and brands that dynamically automates routine purchases for shoppers and integrates within eCommerce systems. He also previously served as Senior Vice President of U.S. Retail and Industry Relations at NielsenIQ from 2015 to 2020.

“I believe Quotient has tremendous potential in the digital media market with its high value products, unique platform and network of customers and partners,” said Mr. Williams. “I have been impressed by the work underway by Matt and the leadership team to evolve the business, and believe Quotient is well positioned to provide the retail media platform of choice for digital promotions and media across the industry. I look forward to working closely with the team to continue building out Quotient’s retailer network and providing valuable products to its retailers and CPGs.”

In addition, Quotient announced the appointment of Yuneeb Khan, Chief Financial Officer, to the additional role of Chief Operating Officer effective immediately. Mr. Khan will maintain his current responsibilities in his new position, as well as oversee the Company’s information technology and operations teams.

“Since joining Quotient as our CFO last year, Yuneeb has played an important role in guiding our business transformation, and we are grateful to have a talented finance and AdTech executive of his caliber on the team,” Mr. Krepsik continued. “As we continue to simplify and focus our business structure, he was a natural choice to assume the role of COO to help the Company advance its strategy.”

Mr. Khan said, “We are making tangible progress to drive efficiencies across the organization and better align the Company as a consumer promotions network and retail media technology platform. I look forward to continuing to work with the Quotient team to advance our important operational and financial initiatives underway that are designed to benefit all our stakeholders.”

Mr. Khan has served as Chief Financial Officer at Quotient since July 2022. He has over 25 years of Global Finance and Business leadership experience with globally recognized companies including Nielsen, General Electrics, and PricewaterhouseCoopers. Previously, he served as the Global President of NielsenIQ’s Consumer Insights business and Chief Financial Officer of Nielsen Global Connect (NielsenIQ) and Nielsen Global Operations and Technology. He has built and led global teams, driven global transformation, and participated in several large M&A transactions including the $11.6 billion sale of GE’s Plastics division to SABIC and the $2.7 billion Sale of Nielsen Connect to Advent International.

Fourth Quarter 2022 Financial Results

In a separate release today, Quotient reported financial results for the fourth quarter. Management will host a webcast conference call to discuss the results today at 5:00 p.m. EDT/ 2:00 p.m. PDT.

About Jeff Williams

Starting in 2020, Mr. Williams previously served as Chief Commercial Officer at Replenium, a transformational auto-replenishment platform designed for integration into eCommerce systems of retailers or brands. In this role, he was responsible for overseeing the commercial and marketing strategy, along with the retail, manufacturing, and eCommerce platform partnerships. Mr. Williams also currently serves as CEO and Principal of Fair Warning Consulting, LLC, a strategic growth advisory services for retail, CPG, eCommerce, and technology or service provider companies. He has over 20 years of leadership experience in retail, CPG, and eCommerce industries with expertise in go-to-market framework development, strategic consultation, new business acquisition and development, P&L management, attracting high performing talent, and organizational design. Mr. Williams served in various roles of increasing responsibility at NielsenIQ, including most recently as Senior Vice President of U.S. Retail and Industry Relations from 2015 to 2020. He was responsible for overseeing all strategic go-to-market client activities, relationship development with Amazon Global, commercial growth for Nielsen U.S., and market measurement expansion for new market and channel investments. He received a B.S. in Economics from the State University of New York.

About Quotient

Quotient Technology (NYSE: QUOT) is a leading digital promotions and media technology company for advertisers, retailers and consumers. Quotient's omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers, publishers and retailers, including Clorox, Procter & Gamble, Unilever, CVS, Dollar General, Ahold Delhaize USA, Amazon and Microsoft. Quotient is headquartered in Salt Lake City, Utah, and has offices across the US as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Contacts
Investor Relations:
Drew Haroldson
The Blueshirt Group for Quotient
ir@quotient.com